Exhibit 99.1

Contact:
Jonathan Lloyd Jones	Tricia Truehart
Vice President & CFO	Senior Associate
Columbia Laboratories, Inc.	The Trout Group LLC
(617) 639-1500	(646) 378-2593
FOR IMMEDIATE RELEASE

Columbia Laboratories to receive One-time Payment

from Actavis for CRINONE U.S. Manufacturing Rights

Columbia Retains Royalty Right on U.S. CRINONE Sales

BOSTON, MA – November 14, 2013 - Columbia Laboratories, Inc. (Nasdaq: CBRX) has entered into an agreement with Actavis, Inc. (“Actavis”) for early termination of the companies’ current exclusive Supply Agreement for CRINONE® (progesterone gel). The exclusive Supply Agreement, which would have otherwise terminated in May 2015, provided for Columbia to receive a 10% mark-up on its cost of goods of all product sold to Actavis. With the termination of the Supply Agreement, Actavis will manufacture CRINONE in-house.

Under the terms of the agreement, Columbia will receive from Actavis a one-time fee of $300,000 to offset estimated lost production margin through the original term of the Supply Agreement. Actavis will purchase all remaining work-in-progress and finished CRINONE in Columbia’s inventory. Columbia will continue to receive a royalty of at least 10% on Actavis’ U.S. net sales of CRINONE under the terms of the companies’ 2010 Purchase and Collaboration Agreement.

“Actavis has made a significant long-term investment in the CRINONE franchise including the scale up of new manufacturing capacity,” said Frank Condella, Columbia’s president and CEO. “Columbia will continue to benefit from these investments via royalties while simplifying our overall supply chain obligations.”

About Columbia Laboratories

Columbia Laboratories, Inc. is a publicly traded company with a rich heritage in drug development. The Company’s revenue streams include sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 other countries worldwide, and revenues from its wholly-owned subsidiary Molecular Profiles™ Ltd., a U.K.-based provider of pharmaceutical formulation development and manufacturing services. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis’ and Merck Serono’s success in marketing CRINONE for use in infertility in their respective markets; successful development by Actavis of a next-generation vaginal progesterone product for the U.S. market; Molecular Profiles’ ongoing ability to retain current and attract new customers; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA, MHRA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing;

4 Liberty Square — Fourth Floor — Boston, MA 02109

TEL: (617) 639-1500 — FAX: (617) 482-0618 — http://www.columbialabs.com

Columbia Laboratories to receive One-time Payment from Actavis for CRINONE U.S. Manufacturing Rights

November 14, 2013	Page 2

the strength of the United States dollar relative to international currencies, particularly the British pound and the euro; competitive, economic, and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S. and of Merck Serono S.A. outside the U.S.

Molecular Profiles™ is a trademark of Molecular Profiles Ltd., a wholly-owned subsidiary of Columbia Laboratories, Inc.

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354 Eisenhower Parkway — Plaza I, Second Floor — Livingston, NJ 07039

TEL: (973) 994-3999 — FAX: (973) 994-3001 — http://www.columbialabs.com